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Exhibit 99.1


[Zoltek logo]


FOR IMMEDIATE RELEASE                             NASDAQ NMS SYMBOL: "ZOLT"
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               ZOLTEK COMMENTS ON POSITIVE DEVELOPMENT IN PATENT
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                               INFRINGEMENT CASE
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         ST. LOUIS, MISSOURI - December 18, 2003 - Zoltek Companies, Inc.
today commented on a new development in its lawsuit against the U.S. Government charging patent infringement in connection with certain stealth aircraft programs.

         In a recently published opinion dated November 26th, the United States Court of Federal Claims in Washington, D.C. held that Zoltek could proceed against the government for compensation under the Fifth Amendment "taking" clause. The case, which has been pending since 1996, involves alleged unauthorized use of Zoltek carbon fiber processing technology in the manufacture of extremely stealthy aircraft. Zoltek's patented technology is the base for achieving stealth properties of the primary aircraft structure.

         "The Court held that we are not prevented from pursuing our claim simply because the carbon fiber materials used in the manufacture of the F-22 fighter plane program originated outside the United States. This claim will be an addition to our existing claim for compensation for the unauthorized use of our patented technology utilized in the B-2 bomber program," noted Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer.

         With this issue settled, Rumy said he expected the litigation to resume. "We cannot predict the timing or the outcome of this litigation or the financial impact on the Company," he said.

         The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. Zoltek's actual results could differ materially from those currently anticipated due to a number of factors, including the Company's ability to return to operating on a profitable basis, comply with its obligations under its credit agreements and/or refinance those obligations, obtain working capital to meet its short-term requirements, operate its manufacturing facilities at production levels necessary to meet indicated customer demand, manage its current excess carbon fiber production capacity and inventory levels, continue investing in application and market development, manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets.



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[Zoltek logo]

Zoltek Comments On Positive Development In Patent Infringement Case
Page 2
December 18, 2003

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         Zoltek is an applied technology and materials company. Zoltek's
Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

                      FOR FURTHER INFORMATION CONTACT:

                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110